Exhibit (5)

Pillsbury Winthrop Shaw Pittman LLP Letterhead

December 28, 2005

Potlatch Holdings, Inc.

601 West Riverside Avenue, Suite 1100

Spokane, WA 99201

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as counsel for Potlatch Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (Registration No. 333-128403) (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 48,220,028 shares of Common Stock, par value $1.00 per share (the “Common Stock”), of the Company, to be issued in connection with (a) the merger contemplated by the Agreement and Plan of Merger dated as of September 19, 2005, by and among the Company, Potlatch Corporation, a Delaware corporation (“Potlatch”), and Potlatch Operating Company, a Delaware corporation (the “Merger Agreement”), which Merger Agreement is described in the Registration Statement and included as Annex A therein, and (b) the special E&P distribution as described in the Registration Statement. The shares to be issued in connection with the merger contemplated by the Merger Agreement are referred to herein as the “Merger Shares.” The shares to be issued in connection with the special E&P distribution as described in the Registration Statement are referred to herein as the “Special E&P Distribution Shares.”

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that (a) the Merger Shares have been duly authorized and, when issued in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable, and (b) when the Special E&P Distribution Shares have been issued by the Company in payment of the special E&P distribution to stockholders as described in the Registration Statement, the Special E&P Distribution Shares will be validly issued, fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit (5) to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Proxy Statement/Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP